Hennessy Advisors, Inc. Reports First Quarter Earnings of $0.39 Per Share

Firm Also Announces Quarterly Dividend

NOVATO, Calif., Feb. 12, 2019 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) reported results for its first fiscal quarter of 2019, which ended December 31, 2018, and also announced a quarterly dividend.

Summary Highlights (compared to prior comparable quarter ended December 31, 2017):

  Fully diluted earnings per share decreased 63% to $0.39.
  Our effective tax rate increased from negative 33% to 29%, an increase of 62 percentage points.
  Note: The Tax Cuts and Jobs Act of 2017, which was passed during our first fiscal quarter of 2018, required us to reassess our deferred tax liability to account for the future impact of a lower corporate tax rate. As a result, we recorded a large, one-time adjustment in our first fiscal quarter of 2018 that created a tax benefit of approximately $4.2 million, which translated to $0.54 in earnings per share.
  Total revenue decreased 16% to $11.6 million.
  Total assets under management decreased 29% to $4.9 billion.
  Average assets under management, upon which revenue is earned, decreased 17% to $5.6 billion.

Our Board of Directors also declared a quarterly dividend of $0.11 per share, which will be paid on March 5, 2019, to shareholders of record as of February 19, 2019.

"While quarterly earnings are down in line with the decline in mutual fund assets under management, the underlying financials of our company remain quite strong. The impact of the Tax Cuts and Jobs Act included a oneâ€‘time, significant favorable impact on earnings per share in 2018, making comparisons with 2019 more difficult," said Teresa Nilsen, President and Chief Operating Officer. "We remain confident in the long-term outlook for organic growth, and we believe that the current market volatility will produce more opportunities for strategic acquisitions," she added.

"This quarter presented multiple headwinds for the market, which developed into a perfect storm within the asset management industry," said Neil Hennessy, Chairman and Chief Executive Officer. "Rising interest rates, the impact of trade tariffs on global markets, algorithmic buying and selling by passively managed index funds, and a partial U.S. government shutdown each contributed to investor fear and market volatility. Unfortunately, these headlines are overshadowing what I believe are solid fundamentals driving economic growth: low unemployment, strong consumer and corporate spending, and a robust banking and financial system," he added. "Recessions come about when money stops flowing, like it did in October 2008. Since employment remains strong, we believe people will continue to spend, save, and invest, and that is good for the long-term stability of the markets. We will continue to navigate the company through these volatile times using our disciplined and time-tested investing strategies, and I believe once this correction is over, we will be in a strong position to take advantage of rising markets and what I feel should be a continued long-term rise in the bull market," said Mr. Hennessy.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
First Quarter	Dec. 31, 2018	Dec. 31, 2017		$ Change	% Change
Total Revenue	$ 11,644,176	$ 13,812,840		$ (2,168,664)	-15.7%
Net Income	$ 3,066,825	$ 8,186,684	*	$ (5,119,859)	-62.5%
Earnings Per Share (Diluted)	$ 0.39	$ 1.04	*	$ (0.65)	-62.5%
Weighted Average Number of
Shares Outstanding (Diluted)	7,916,870	7,842,707		74,163	0.9%
Mutual Fund Average Assets
Under Management	$ 5,584,795,216	$ 6,756,849,836		$ (1,172,054,620)	-17.3%

At Period Ending Date	Dec. 31, 2018	Dec. 31, 2017		$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 4,887,546,767	$ 6,923,993,186		$ (2,036,446,419)	-29.4%

*The December 31, 2017, net income number includes a tax benefit of approximately $4.2 million, which translated to $0.54 in diluted earnings per share.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, teamâ€‘managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Available Topic Expert(s): For information on the listed expert(s), click appropriate link.
Neil J. Hennessy
http://www.profnetconnect.com/neil_hennessy

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, 800-966-4354 or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com, 703-894-1061